Exhibit 10.6

2012 PERFORMANCE SHARE AWARD

DEFERRAL ELECTION

I hereby make the following deferral election with respect to the Shares (as hereafter defined) I earn under the Performance Share Award Agreement granted to me on February 21, 2012 (“2012 Performance Share Award”). Such Performance Share Award is intended to be performance-based compensation under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

DEFERRAL: Pursuant to Section 5.4 of the Strategic Hotels & Resorts, Inc. Second Amended and Restated 2004 Incentive Plan (the “Plan”), I hereby irrevocably elect to defer receipt of the shares of Strategic Hotels and Resorts, Inc. common stock (“Shares”) that I may earn under the 2012 Performance Share Award (unless I check the box at the bottom of this document). This deferral shall be in accordance with the terms and provisions set forth in this Deferral Election as well as the Plan and the requirements of Section 409A.

DISTRIBUTION OPTIONS: I direct that distribution of any Shares with respect to the 2012 Performance Share Award commence as follows (select one):

[        ] February 15,          [Specify year 2016 or later]; provided that if my employment terminates prior to such date, distributions shall commence on the first business day of the calendar month following six months after my separation from service (as such term is defined in Code Section 409A to the extent necessary to comply or be exempt from Code Section 409A) (“Separation from Service”).

[        ] First business day of the calendar month following six months after my Separation from Service.

I direct that distribution of any Shares with respect to the 2012 Performance Share Award be made in a lump sum unless my employment terminates as a result of disability (as such term is defined in Code Section 409A) or retirement after age 60 in which case I elect distribution as follows (select only if installments upon retirement or disability are desired):

[        ] a series of annual payments over          years (5 or less).

ACKNOWLEDGEMENT: By signing this Deferral Election, I hereby acknowledge my understanding and acceptance of the following:

1. Irrevocable Election. This election is irrevocable. I understand that I may not revoke or modify this election (except in such limited circumstances as the Compensation Committee may permit in accordance with Code Section 409A and other law). I do not expect to be able to make any changes to the manner or timing of distributions set forth on this Deferral Election for any Shares with respect to the 2012 Performance Share Award.

2. Election for 2012 Performance Share Award. I understand that this election applies only to Shares related to 2012 Performance Share Award. I understand that Code Section 409A may require changes in this election or may otherwise impact the effectiveness of this election.

3. Company Right to Terminate Election and Early Transfer. Notwithstanding any election made herein, but only to the extent permitted by Code Section 409A, the Company reserves the right to transfer to me all of the Shares associated with the 2012 Performance Share Award subject to this Deferral Election at any time following the termination of the Plan.

4. Withholding. I agree to make arrangements satisfactory to the Company for the payment of any federal, state, local or foreign withholding tax obligations that arise with respect to the 2012 Performance Share Award, including, without limitation, the receipt of Shares. Notwithstanding the previous sentence, I acknowledge and agree that the Company has the right to deduct from payments of any kind otherwise due to me any federal, state or local taxes of any kind required by law to be withheld with respect to Shares, including, without limitation, the receipt of Shares.

5. Code Section 409A. This Deferral Election is intended to be construed in accordance with the terms and provisions set forth in this Deferral Election as well as the Plan and the requirements of Code Section 409A. Notwithstanding any other provision in this Deferral Election, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Deferral Election to help distributions qualify for exemption from or compliance with Code Section 409A; provided, however, that the Company makes no representations that this Deferral Election shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Shares related to the 2012 Performance Share Award. I understand that Code Section 409A is complex, that any additional taxes and other liabilities under Code Section 409A are my responsibility and that the Company encourages me to consult a tax advisor regarding the potential impact of Code Section 409A.

6. Undertaking. I hereby agree to take whatever additional action and execute whatever additional documents the Compensation Committee under the Plan may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on me, the 2012 Performance Share Award or the Shares acquired with respect to the 2012 Performance Share Award pursuant to the express provisions of this Deferral Election or the Plan.

NO DEFERRAL ELECTION:

[        ] I ELECT NOT TO DEFER RECEIPT OF SHARES RELATED TO MY 2012 PERFORMANCE SHARE AWARD.

By signing this Deferral Election, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Deferral Election as well as the Strategic Hotels & Resorts, Inc. Second Amended and Restated 2004 Incentive Plan.

Dated:

Participant’s Signature

Print Participant’s Name

Acknowledged and Agreed to this              day of February, 2012

Strategic Hotels & Resorts, Inc.

By:

Its: